FOR RELEASE AT 6AM PACIFIC                                                                                                                               Exhibit 99.1

Stockgroup Closes Restricted Private Placement

(TORONTO) September 27, 2006 – Stockgroup Information Systems Inc. (OTCBB: SWEB, TSX-V: SWB), the “Company,” announced that it has completed its previously-announced non-brokered private placement by issuing 1,166,667 units at a price of US$0.30 per unit, for total proceeds to the Company of US$350,000. Ten directors and senior managers of the Company subscribed to all units.

Each Unit is comprised of one common share and one warrant share. The warrant share entitles the holder to purchase one common share of the Company at a price of US$0.40 at any time until the close of business within twenty-four months from the issue of the warrant. The warrants are non-transferable. All shares issued in connection with the private placement and any shares issued on exercise of warrants comprised in those Units will be subject to a one year hold period.

The proceeds of the private placement will be used to support corporate development.

“The participation of the directors and senior management in the transaction underscores the dedication of the management team to the success of Stockgroup,” said Marcus New, Stockgroup President and CEO.

About Stockgroup Information Systems Inc.

Stockgroup™ is a leading financial media company that licenses client portfolio products and web-based financial content to retail investment institutions, designed to increase customer retention and profitability. Top brokerage firms use Stockgroup products to differentiate their brands and develop stronger, more profitable client relationships. Stockgroup owns and operates StockHouse.com, an online financial portal that hosts the BullBoards™ message board – Canada’s largest community of active investors. StockHouse.com provides a highly targeted audience and sought-after demographic for advertisers.

To find out more about Stockgroup (OTCBB: SWEB, TSX-V: SWB), visit our website at www.stockgroup.com.

Contact:
Stockgroup Information Systems Inc.
Susan Lovell, CFO
1.800.650.1211

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

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